Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of January, 2006 by and between Patrick D. Matthews, residing at 8702 Phoenix Avenue, Universal City, Texas 78148 (hereinafter referred to as the “Employee”) and PBS Holding, Inc., a Nevada corporation with principal offices located at 433 Kitty Hawk Drive, Suite 226, Universal City, Texas 78148.

W I T N E S S E T H:

WHEREAS, PBS Holding, Inc. and its subsidiaries (together referred to as the “Company”) are engaged in the business of assisting clients to cost effectively outsource the management of human resources including employee benefits, payroll and workers compensation, and operating professional employer organizations and temporary staffing services; and

WHEREAS, the Company desires to employ the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to accept employment with the Company pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

1.1           Accrued Compensation.   Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) automobile allowance, (iv) discretionary time and vacation pay, and (v) bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2           Base Salary.   “Base Salary” shall mean the greater of the Employee’s annual base compensation (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date; provided however, Base Salary shall not include the Bonus or any other payment contingent on performance. Base Salary shall be paid to the Employee in regular installments on each of the Company’s regular pay dates for executives and subject to all applicable tax withholding as provided in Section 4.4 hereof.

1.3           Cause.   Cause shall mean: (i) willful failure by the Employee of a reasonable and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position which failure is not cured within 15 days following written notice thereof; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or a similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of his duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii) and (iv) above unless written notice specifying such breach, as determined by a resolution of the Board of

Directors, shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.4           Continuation Benefits.   Continuation Benefits shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to either (i) the later of the Expiration Date, or the end of the month in which the final Severance Payment installment is payable pursuant to this Agreement, or (ii) such other period as specifically stated by this Agreement (the “Continuation Period”), at the Company’s expense on behalf of the Employee and his dependents; provided, however, that the benefits required to be provided during the Continuation Period with respect to any benefit plan not available to non-employees of the Company, shall be such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company on the Termination Date. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5           Disability.   Disability shall mean a physical or mental impairment that substantially limits the Employee’s ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days, and the Employee has not returned to his full-timeemployment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.6           Notice of Termination.   Notice of Termination shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

1.7           Severance Payment.   Severance Payment shall mean an amount equal to 12 months of Base Salary (“Severance Payments”) payable in equal installments on each of the Company’s regular pay dates for executives during such 12 month period commencing on the first regular executive pay date following the Termination Date. For purposes of computing the Severance Payment, Base Salary shall include any automatic increases to Base Salary to which the Employee would have been entitled had this Agreement not been terminated.

1.8           Termination Date.   Termination Date shall mean (i) in the case of the Employee’s death, his  date of death; (ii) in the case of termination of employment after the Expiration Date, the last day of employment; and (iii) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

1.9           Fiscal Year.   Fiscal Year shall mean the twelve-month period beginning on January and ending on December 31.

ARTICLE II

EMPLOYMENT

2.1           Upon the terms and subject to conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as President and Chief Executive Officer.

ARTICLE III

DUTIES

3.1           The Employee shall, during the Term of his employment with the Company (as defined in Section 8.1 hereof), and subject to the direction and control of the Company’s Board of Directors, perform such duties and functions as he may be called upon to perform by the Company’s Board of Directors during the Term of this Agreement, consistent with his position as President and Chief Executive Officer.

3.2           The Employee agrees to devote full business time and his best efforts in the performance of his duties for the Company and any subsidiary of the Company.

3.3           Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company.

ARTICLE IV

COMPENSATION

4.1           During the Term (as defined in Section 8.1) of this Agreement, Employee shall be compensated per annum a base salary (“Base Salary”) initially at the rate of the greater of (i) $250,000 or (ii) 1.2% of the total gross revenues of the Company for the previous Fiscal Year ending December 31, not to exceed $400,000 in any Fiscal Year during the Term, subject to such increases to be determined by the Board of Directors, or if the Board so designates, the Compensation Committee of the Board of Directors, in its discretion, at the commencement of each Fiscal Year of the Company during the Term hereof. At the beginning of each Fiscal Year, the Board of Directors of the Company shall determine the fiscal strength and budgetary needs of the Company and determine what portion of the Base Salary will be payable in cash and what portion will be payable in options to purchase the Company’s common stock, par value $.001 (“Common Stock”) pursuant to the Company’s 2004 Stock Option Plan (“Option Plan”); provided however, that in no event will the cash portion of the Base Salary be less than $150,000 in any Fiscal Year. If the Board of Directors determines that a portion of the Base Salary will be payable in options to purchase Common Stock, the number of options issuable shall be equal to (i) the amount of Base Salary reserved for options divided by (ii) the average of the closing sales prices for the last five (5) trading days on which actual sales occurred during the previous calendar year (collectively, the “Options Issued in Lieu of Base Salary”). The Options Issued in Lieu of Base Salary shall be issued by the Company to the Employee in 12 equal monthly installments of such Options on the last business day of each calendar month. In the event the Company completes an acquisition of any business or assets in any Fiscal Year, for purposes of this Section 4.1, the Company shall exclude from gross revenues of the Company for such applicable Fiscal Year the gross revenues related to such acquired business or assets.

4.2           Employee shall be eligible to receive a bonus (the “Bonus”) in the discretion of the Board of Directors, or if the Board so designates, the Compensation Committee of the Board of Directors based on the annual financial and operating performance of the Company. Employee will have an opportunity to earn a Bonus for each Fiscal Year of employment equal to the following;

(i)            $1,000 for each whole percentage point increase of the gross revenues of the Company for such Fiscal Year over the gross revenues of the Company for the previous Fiscal Year; provided that in no event shall the Bonus payable with respect to this subsection (i) exceed $50,000 for any Fiscal Year of employment hereunder; and provided, further, that in the event the Company completes an acquisition of any business or assets in any Fiscal Year, for purposes of this Section 4.2(i), the Company shall exclude from gross revenues of the Company for the Fiscal Year in which such acquisition occurs the gross revenues related to such acquired business or assets.

 (ii)          $1,000 for each whole percentage point increase of the net income of the Company for such Fiscal Year over the net income of the Company for the previous Fiscal Year; provided that in no event shall the Bonus payable with respect to this subsection (ii) exceed $100,000 for any Fiscal Year of employment hereunder; and provided, further, that in the event the Company completes an acquisition of any business or assets in any Fiscal Year, for purposes of this Section 4.2(i), the Company shall exclude from net income of the Company for the Fiscal Year in which such acquisition occurs the net income related to such acquired business or assets.

(iii)          The Bonus payable under subsection (i) or (ii) shall be payable not later than the last day of the first calendar quarter following the Fiscal Year applicable to such Bonus. At the sole discretion of the Board of Directors of the Company, or if the Board so designates the Compensation Committee of the Board of Directors, the Bonus payable under subsection (i) or (ii) above may be payable in cash or (ii) in grants of options to purchase shares of Common Stock pursuant to the Option Plan in the amounts and at exercise prices as determined by the Board of Directors, or if the Board so designates, the Compensation Committee of the Board of Directors. Such options shall be vested on the date of grant.

4.3           Employee shall also be eligible to receive a bonus from time to time upon the closing of an acquisition or business combination (each, an “Acquisition Bonus”) equal to ten percent (10%) of the gross revenues of the acquired entity based upon the last annual audited financial statements of such acquired entity, provided that in no event shall any such Acquisition Bonus payable with respect to this Section 4.3 exceeds $500,000. Each such Acquisition Bonus shall be payable to Employee within 90 calendar days following the closing of the applicable acquisition or business combination. Each Acquisition Bonus shall be payable under this Section 4.3 in grants of options to purchase shares of Common Stock in amounts and exercise prices as determined by the Board of Directors, or if the Board so designates, the Compensation Committee of the Board Directors. Such options shall be vested on the date of grant.

4.4           The Company shall deduct from Employee’s compensation all federal, state, and local taxes, which it may now or may hereafter be required to deduct.

4.5           Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors including bonuses other than as specified in Sections 4.2 and 4.3 and other long term compensation plans. Nothing in this Section 4.5 shall be deemed or construed to require the Board to award any bonus or additional compensation.

ARTICLE V

BENEFITS

5.1           During the Term hereof, the Company shall provide Employee with the following benefits (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management.

5.2           During the Term hereof, the Company will provide an automobile for Employee’s use. The Employee shall receive an expense allowance for such automobile equal to five percent (5%) of Employee’s Base Salary, provided that such allowance shall not exceed $15,000 in any Fiscal Year for actual expenses to maintain such automobile, including without limitation, gas and maintenance. In addition, the Company shall reimburse Employee, upon presentation of appropriate vouchers and other suitable documentation, for other expenses incurred by Employee on behalf of the Company including but not limited to, the cost and use of a cell phone, beeper or pager, travel expenses for transportation, lodging, meals and entertainment, and other reasonable expenses necessary to perform Employee’s duties for the Company.

5.3           In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.4           During the Term hereof, Employee shall be entitled to paid vacation at the rate of four (4) weeks per annum based upon Employee’s Base Salary then in effect.

5.5           In the event that any expenses paid by the Company are deemed to be income to Employee pursuant to any rules and regulations of the Internal Revenue Service such expenses will be provided to Employee in addition to and not part of Employee’s Base Salary.

ARTICLE VI

NON-DISCLOSURE

6.1           The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, or when required by law or legal process, or where appropriate in response to regulatory authorities, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company, except for information available publicly or from other non-confidential sources  (collectively referred to as the “Proprietary Information”). The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Proprietary Information shall cease to be Proprietary Information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2           If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information,  Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

ARTICLE VII

RESTRICTIVE COVENANT

7.1           In the event of the termination of employment with the Company at any time prior to the expiration of the Term hereof, or Employee’s discharge in accordance with Article IX, or the expiration of the Term hereof without renewal, Employee agrees that he will not, for period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business  (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in assisting clients to cost effectively outsource human resources requirements and operating professional employer organizations or temporary staffing services, or is otherwise engaged in the same business as the Company in direct competition with the Company in the geographic locations where the Company currently conducts business or in geographic locations where the Company was in the process of developing potential business relationships, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than five percent (5%) of the shares of any publicly held corporation shall not violate the provisions of this Article VII.

7.2           In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any business primarily involved in assisting clients to cost effectively outsource human resources requirements and operating professional employer organizations or temporary staffing services, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

7.3           Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee prior to the termination of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as Employee’s attorney-in-fact with full powers to execute such document itself in the event Employee fails or is unable to provide the Company with such signed documents. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

7.4           If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII

TERM

8.1           This Agreement shall be for a term (the “Term”) commencing on January 1, 2006 (the “Commencement Date”) and terminating on December 31, 2011 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

8.2           Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to use its best efforts to notify Employee in writing whether it intends to negotiate a renewal of this Agreement six (6) months prior to the Expiration Date.

8.3           Upon termination of the Employee’s employment by the Company on or after the Expiration Date for any reason except Cause, the Company shall pay Employee, in addition to any other payments due hereunder, the Severance Payment.

ARTICLE IX

TERMINATION

9.1           The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement for the following reasons:

a.             for Disability; or

b.             for Cause.

9.2           Employee may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time. If the Employee voluntarily terminates this Agreement, the Company shall pay and/or provide to the Employee, his Accrued Compensation.

9.3           If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:

a.             if the Employee was terminated by the Company for Cause,  the Accrued Compensation;

b.             if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits; or

c.             if termination was due to the Employee’s death, the Accrued Compensation; or

d.             if termination was due if the Employee was terminated by the Company prior to the Expiration Date without Cause, (i) the Accrued Compensation;  (ii)  the greater of (A) the Base Salary to the Expiration Date, or (B) the Severance Payment;  and (iii)  the Continuation Benefits.

9.4           The amounts payable under this Section 9, shall be paid as follows:

a.             Accrued Compensation shall be paid within five (5) business days after the Employee’s Termination Date (or earlier, if required by applicable law).

b.             If the Continuation Benefits are paid in cash, the payments shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

c.             The Severance Payments shall be paid in accordance with the Company’s regular pay periods (or earlier, if required by applicable law).

9.5           The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.4.

9.6           Employee agrees that as long as Employee is entitled to receive any payments under this Agreement, Employee will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

ARTICLE X

TERMINATION OF PRIOR AGREEMENTS

10.1         This Agreement, and any stock option, bonus plan and benefit plan described herein,  sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement.

ARTICLE XI

ARBITRATION AND INDEMNIFICATION

11.1         Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of Texas in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

11.2         The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section 11.2 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XII

SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XIII

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by  (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	PBS Holdings, Inc.
433 Kitty Hawk Drive, Suite 226
Universal City, TX 78148

WITH A COPY TO:	Stanley R. Goldstein, Esq.
Goldstein & DiGioia, LLP
45 Broadway, 11th Floor
New York, NY 10006

IF TO THE EMPLOYEE:	Patrick D. Matthews
8702 Phoenix Avenue
Universal City, TX 78148

ARTICLE XIV

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XV

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVI

GOVERNING LAW

This Agreement has been negotiated and executed in the State of Texas. The law of the State of Texas shall govern the construction and validity of this Agreement.

ARTICLE XVII

JURISDICTION

Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of Texas, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of Texas.

ARTICLE XVIII

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their signatures the day and year first above written.

PBS Holding, Inc.

By:

Employee

Patrick D. Matthews